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                                    AMENDMENT
                             (Effective May 1, 1998)
                                     to the
                               ADVISORY AGREEMENT
                       (effective date September 23, 1993)
                                     between
                      LINCOLN INVESTMENT MANAGEMENT COMPANY
           (FORMERLY: LINCOLN NATIONAL INVESTMENT MANAGEMENT COMPANY)
                                       and
                LINCOLN NATIONAL CAPITAL APPRECIATION FUND, INC.

      Paragraph 6 of the Agreement relating to investment management for Lincoln National Capital Appreciation Fund, Inc. is hereby amended to substitute the following sentence for the first sentence of the paragraph:

            "The Fund shall pay the Adviser, as full compensation for all services rendered and all facilities and personnel furnished hereunder, a monthly fee at the annual rate of .75 of 1% on the first $500 million of the average daily net asset value of the Fund in each fiscal year, and .70 of 1% for all amounts in excess of $500 million during that fiscal year, computed in the manner used for the determination of the offering price of shares of the Fund"


                                        LINCOLN INVESTMENT MANAGEMENT
                                          COMPANY


                                        By /s/ H. Thomas McMeekin
                                          ---------------------------
                                              H. Thomas McMeekin


                                        LINCOLN NATIONAL CAPITAL
                                        APPRECIATION FUND, INC.


                                        By: /s/ Kelly D Clevenger
                                          ---------------------------
                                               Kelly D Clevenger